Exhibit 99

PRESS RELEASE – FOR IMMEDIATE RELEASE

PEAPACK-GLADSTONE FINANCIAL CORPORATION

ANNOUNCES COMMENCEMENT OF $42 MILLION RIGHTS OFFERING

Bedminster, NJ, November 8, 2013 / -- Peapack-Gladstone Financial Corporation (Nasdaq: PGC), the parent corporation of Peapack-Gladstone Bank, (the “Company”), announced today that it has commenced its previously disclosed rights offering. On or about November 8, 2013, the Company will distribute to holders of its common stock one non-transferable subscription right for each share of common stock held as of October 21, 2013. Each subscription right will entitle its holder to purchase 0.2721 shares of common stock of the Company at a subscription price of $17 per share.

The Company will not issue fractional shares upon exercise of the subscription rights. Instead, the Company will round down any such fractional shares to the nearest whole share. The rights offering will expire at 5:00 p.m., Eastern Time, on December 9, 2013, if not extended by the Company in its sole discretion.

The common stock will be issued pursuant to an effective shelf registration statement (File No. 333-188009) (including base prospectus) previously filed with the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering of the common stock has also been filed with the SEC.

To the extent that the entire $42 million of common shares is not purchased by the Company’s shareholders in the Rights offering, those remaining shares will be sold to certain standby purchasers. The Company has commitments from certain institutional investors to act as standby purchasers in an aggregate amount in excess of the $42 million. The common stock will be sold to the standby purchasers at the same $17 subscription price as the rights offering. Shares will be sold to standby purchasers if and to the extent that the rights offering is not fully subscribed. Sandler O'Neill + Partners, L.P. acted as dealer manager in this transaction.

Assuming the rights offering is fully subscribed, the Company estimates that it will receive net proceeds of approximately $40.5 million. The Company intends to use the proceeds for general corporate purposes, which may include, among other things, funding our expansion plans, working capital and pursuing strategic opportunities which may be presented to us from time to time.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the common stock will only be made by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About the Company

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.8 billion as of September 30, 2013. Established in 1921, Peapack-Gladstone Bank is a commercial bank that offers a full range of quality products and services to businesses, non-profits and consumers through its New Jersey locations, online access, a wealth management division, and its subsidiary, PGB Trust & Investments of Delaware. For additional information about Peapack-Gladstone Bank, visit www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	inability to manage our growth;

•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;

•	declines in our net interest margin caused by the low interest rate and highly competitive market;

•	declines in value in our investment portfolio;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	successful cyber attacks against our IT infrastructure and that of our IT providers;

•	higher than expected FDIC insurance premiums;

•	lack of liquidity to fund our various cash obligations;

•	reduction in our lower-cost funding sources;

•	our inability to adapt to technological changes;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and

•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2012. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact:

Finn M.W. Caspersen, Jr.

SEVP, COO and General Counsel

Peapack-Gladstone Financial Corporation

T: 908-719-6559